Exhibit 99.2

Contacts: Gerald O. Hatler, President and CEO

206/628-4250

Gordon D. Browning, EVP & Chief Financial Officer

206/749-7350

EvergreenBancorp Declares Stock Dividend of 5% and Cash Dividend of $0.035 Per Share

SEATTLE, WA - November 10, 2008 - EvergreenBancorp, Inc. (OTCBB: EVGG), the holding company for EvergreenBank, today announced its Board of Directors has declared a 5% stock dividend. In addition, shareholders will receive a cash dividend of $0.035 per share. The stock and cash dividends will be paid December 3, 2008, to shareholders of record November 19, 2008.

"We believe the combination of a stock dividend with a smaller cash dividend meets our goal of rewarding shareholder loyalty while preserving capital for future growth," said Gerald O. Hatler, president and chief executive officer.

Shareholders will receive 5 additional shares of common stock for every 100 shares currently owned, and a cash payment will be made in lieu of fractional shares. The newly issued shares will be eligible for future cash dividends, although the December 3rd cash dividend will not be paid on the new shares. EvergreenBancorp currently has 2.42 million shares outstanding, and will have approximately 2.54 million shares outstanding after the stock dividend.

About EvergreenBancorp and EvergreenBank

Founded in 1971, EvergreenBank is a subsidiary of EvergreenBancorp, Inc., a bank holding company headquartered in Seattle, Washington. EvergreenBank is a community bank with seven offices located in Seattle, Bellevue, Lynnwood, Federal Way and Kent. The Bank offers a full suite of personal and business banking services. Services include commercial, real estate, and consumer lending; savings, checking, and certificate of deposit accounts; health savings accounts; Internet banking and merchant credit card processing services. Visit www.EvergreenBancorp.com to learn more.

This press release contains "forward-looking statements" within the meaning of federal securities law, including statements concerning business strategies and their intended results, and similar statements concerning expectations that are not historical facts. The forward-looking statements in this press release are subject to numerous risks and uncertainties, including the effects of economic conditions, demand for financial services, competitive conditions, regulatory changes, and the availability of capital to finance growth, which could cause actual results to differ materially from those expressed in or implied by the statements herein.